Acceptance of 2022 Long-Term Incentive Plan Awards
    As of March 15, 2022, you were granted long-term incentive award(s) (“2022 Awards”) under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”). In conjunction with these 2022 Awards, you have been provided with applicable award letter(s) (“2022 Award Letters”) and provisions document(s) (“2022 Provisions”). The 2022 Award Letters, 2022 Provisions, and the Plan govern your respective 2022 Awards and contain terms and conditions regarding the vesting and payment of the 2022 Awards, termination of employment, tax withholding, confidentiality, non-solicitation of Company employees and customers, regulatory compliance, and other important matters. If you agree to and accept the terms of the 2022 Awards, please sign where indicated below by March 25, 2022.
Acknowledgment of Amended Terms of
2019, 2020, and 2021 Performance Unit Awards

    The 2019, 2020, and 2021 Performance Unit Provisions documents have been revised as reflected on the attached Amended Terms of the 2019, 2020, and 2021 Performance Unit Awards (the “Amended Terms”). The Amended Terms reflect two accounting changes made by the Company that, for consistency, have been carried through to the definition of Cumulative After-tax Adjusted Operating Income in the 2019, 2020, and 2021 Performance Unit Provisions, as applicable. Additionally, the Amended Terms reflect the correction of an erroneous cross-reference. By signing below, you also acknowledge your receipt of the attached Amended Terms.

[Employee’s electronic signature]
/s/ RICHARD J. BIELEN

Rich Bielen
President and Chief Executive Officer
of Protective Life Corporation

Amended Terms of
2019, 2020, and 2021 Performance Unit Awards

1.Consistent with the changes made by the Company to its calculation of after-tax adjusted operating income for accounting purposes, the calculation of “Cumulative After-tax Adjusted Operating Income” for purposes of the 2019, 2020, and 2021 Performance Unit Awards is revised to exclude the impact of the following items:
•the immediate impacts from changes in current market conditions on estimates of future profitability on variable annuity and variable universal life products, including impacts on deferred acquisition cost (“DAC”), value of business acquired (“VOBA”), reserves, and other items; and
•effective January 1, 2022, changes in the fair value of company-owned life insurance, exclusive of the long-term expected return of the underlying assets.
2.Section 6 is revised as shown below to correct the cross reference therein:
6.    Company Change in Control. In the event of a Company Change in Control, the Award Period shall be deemed to have ended on the date of the Company Change in Control and you shall be deemed to have earned the greater of (i) 100% of the Performance Units, or (ii) the percentage of such Performance Units that would derive from applying the schedule(s) in Section 2~~(b) to Cumulative After-tax Adjusted Operating Income~~ through the date of the Company Change in Control (instead of over the Award Period). Any earned Performance Units shall be paid shall be paid within 45 days following the date on which the Company Change in Control occurs, based on the Company Change in Control Book Value Per Unit, if available within 10 days before such payment date; or, if the Company Change in Control Book Value Per Unit is not then available, then 90% of the value of each Performance Unit, based on the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control, shall be paid within 45 days of the Company Change in Control, followed by an additional payment in respect of each such Performance Unit within 75 days of such Company Change in Control equal to the excess, if any, of (i) the Change in Control Book Value Per Unit over (ii) 90% of the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control.